Eaton Corporation plc
2025 Annual Report on Form 10-K
Exhibit 19
Material Nonpublic Information Policy
Trading in Eaton Securities

Updated as of February 26, 2026

Background

The United States securities laws prohibit Eaton Corporation plc (“Eaton” or the “Company”) and its directors, officers and employees from trading in the Company’s securities while in possession of material nonpublic information. Improperly sharing material nonpublic information with others who may trade in Eaton securities is also prohibited. Violations of these laws can result in serious criminal and civil sanctions, including prison, fines and penalties, and disgorgement of all profits obtained or losses avoided by the trading.

Both the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”) investigate and are very effective at detecting insider trading. This policy is designed to prevent insider trading or allegations of insider trading, and to protect Eaton’s reputation for integrity and ethical conduct. It is the obligation of all directors, officers and employees of Eaton to understand and comply with this policy. If a director, officer or employee violates this policy, the Company may take disciplinary action.

Definition of Material Nonpublic Information

Material Information. In general, information is considered material if there is a substantial likelihood that the information would be considered important to a reasonable investor in deciding whether or not to purchase, hold or sell the securities of the company in question. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. By way of examples and not as an exhaustive list, the following events should be presumed to be material:

•Increases or decreases in dividends
•Establishment, amendment or termination of a Company repurchase program for Eaton securities
•Financial forecasts, especially estimates of earnings
•Financing transactions not in the ordinary course of business
•Changes in financial information previously disclosed to the public
•Significant mergers, acquisitions or takeovers, divestitures or restructurings
•Sales of securities or extraordinary borrowings
•Significant changes or disruptions in operations or significant new products
•Significant increases or declines in backlog or significant new contracts
•Major threatened or pending litigation
•Financial liquidity problems
•Significant changes in management
•Purchases or sales of substantial assets other than in the ordinary course of business
•Significant government investigations
•Material breach or unauthorized access to the Company’s property or assets, including relating to a cybersecurity incident or attack
•Important business developments, such as major raw material shortages

Nonpublic Information. Nonpublic information is information that is not broadly available to the public and that the investing public has not had time to absorb and evaluate. As a general rule, information is considered nonpublic until the end of the first full trading day after the information is released to the public.

For example, if Eaton announces financial results before trading begins on a Tuesday, and you had access to this information prior to then, the first time you may buy or sell Eaton securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information about Eaton at that time). However, if Eaton announces earnings after trading begins on that Tuesday, the first time Eaton securities may be bought or sold by insiders is the opening of the market on Friday.

Policy and its Scope

This policy applies to the Company and all “Covered Persons” (defined as directors, officers, employees, temporary employees, independent consultants and contractors of the Company and its subsidiaries, at all levels and with any relationship to the Company).

This policy also applies to (1) anyone who resides with or lives in a Covered Person’s household, and any family members who do not live in a Covered Person’s household but whose transactions in Eaton securities are directed by, or are subject to the influence or control of, a Covered Person, such as parents or children (collectively, “Family Members”), and (2) entities influenced or controlled by a Covered Person (“Related Entities”). It is each Covered Person’s obligation to confirm that Family Members and Related Entities are aware of, and understand and comply with, the provisions and obligations of this policy.

No Trading on or Tipping Material Nonpublic Information

1.The Company, any Covered Person, Family Member, or Related Entity may not, directly or indirectly, engage in transactions in Eaton securities while in possession of material nonpublic information.

2.The following persons must obtain approval from Eaton Corporation’s Chief Executive Officer or Chief Legal Officer or their respective designees prior to initiating any trade in or gift of Eaton securities:

•All directors of the Company;
•All officers of Eaton Corporation (excluding assistant officers);
•Other persons designated by our Chief Executive Officer, Chief Financial Officer or Chief Legal Officer; and
•The respective Family Members and Related Entities of each of the above

(collectively, “Preclearance Persons”).

If the transaction order is not placed within the approved trading period, preclearance of the transaction must be re-requested.

3.No Covered Person may, directly or indirectly, disclose material nonpublic information either (a) to persons within the Company whose jobs do not require them to have that information, or (b) to persons outside the Company including, but not limited to, Family Members, Related Entities, friends, business associates, investors, and consulting firms, in each case unless any such disclosure is authorized by the Company and made in a manner to protect such information from unauthorized disclosure.

Covered Persons, Family Members and Related Entities may be liable for trading by any person (a “tippee”) to whom they have disclosed (“tipped”) material nonpublic information. Tippees inherit an insider’s duties and may be liable for trading on material nonpublic information tipped to them by an insider. Tipping may also result in the same penalties to the tipper as if he or she did actually trade. Just as tippers may be liable for the insider trading of their tippees, tippees who further pass along the material nonpublic information to other persons who trade may be similarly liable.

4.No Covered Person, Family Member or Related Entity may make recommendations or express opinions about trading in Eaton securities if such person is in possession of material nonpublic information.

5.No Covered Person, Family Member or Related Entity may buy, sell or otherwise engage in any transactions, directly or indirectly through third parties, in securities of any other company (including, without limitation, a current or prospective Company customer, supplier, joint venture participant, partner, or party to a business relationship or corporate transaction with Eaton) if they are in possession of any material nonpublic information about that company that they obtained in the course of their employment, or other services performed on behalf of the Company, or any other relationship with the Company, including through a Covered Person. Examples include information about a major contract or potential merger. Note that even if information is immaterial to the Company, it may nevertheless be material to the other firm.

In addition, no Covered Person, Family Member or Related Entity may trade in another company’s securities if such person learns of material nonpublic information about the Company that a reasonable investor could expect to affect such other company’s stock price and/or the value of such other company’s other securities.

Certain Transactions

Trading includes purchases and sales of Eaton securities and also includes other transactions such as the following:

1.Stock Option Exercises

This policy’s trading restrictions generally do not apply to the exercise of an employee stock option (i.e., merely the conversion of the option into shares).

The trading restrictions do apply, however, to any market sale of the underlying stock or any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to cover the costs of exercising the option.

2.Eaton Savings Plan and Eaton Personal Investment Plan
This policy’s trading restrictions do not apply to purchases of Eaton shares in the Eaton Savings Plan or the Eaton Personal Investment Plan resulting from a periodic contribution of money to the plans pursuant to a Covered Person’s payroll deduction election, periodic acquisitions of Eaton shares under the plans resulting from the Company’s matching contributions or generally to the reinvestment of dividends (see “Dividend Reinvestment Plan” below).

The trading restrictions do apply, however, to elections to participate in the Eaton Common Shares Fund under the plans and certain elections a Covered Person may make under the plans to (a) increase or decrease the percentage of a Covered Person’s periodic contributions that will be allocated to the Eaton Common Shares Fund (including cash withdrawals relating to transactions involving the Eaton Common Shares Fund); (b) make an intra-plan transfer of an existing account balance into or out of the Eaton Common Shares Fund (including pursuant to a plan’s “auto-rebalancing” feature); and (c) borrow money against or withdraw money from a plan account if the loan or the withdrawal will result in a liquidation of some or all of a Covered Person’s Eaton Common Shares Fund balance; and (d) pre-pay a plan loan, outside of a regular payoff schedule pursuant to a periodic payroll deduction election, if the pre-payment will result in allocation of loan proceeds to the Eaton Common Shares Fund.

3.Dividend Reinvestment Plan
This policy’s trading restrictions do not apply to purchases of Eaton securities under any dividend reinvestment plan offered by the Company, if such purchases result from a Covered Person’s reinvestment of dividends paid on Eaton securities.

The trading restrictions do apply, however, to voluntary purchases of Eaton securities resulting from additional contributions a Covered Person chooses to make to any such dividend reinvestment plan and to an election to participate in the plan or to increase the level of participation in the plan. This policy also applies to a Covered Person’s sale of any Eaton securities purchased pursuant to any such plan.

4.Mutual Funds
Transactions in a mutual fund or other collective investment vehicle (e.g., hedge fund or exchange-traded fund) that is invested in Eaton securities and (a) is publicly traded and widely held, (b) is broad based and diversified, and (c) has investment discretion for fund investments exercised by an independent third party are not subject to the trading restrictions in policy (except as otherwise provided below under “Hedging Transactions”).

5.Gifts
Bona fide gifts, including gifts to charities, family members and family trusts, of Eaton securities are subject to the trading restrictions in this policy.

6.Puts and Calls
Acquisitions and dispositions of market-traded options, including puts, calls and other derivative securities, related to Eaton securities are not permitted.

7.Short Sales
Section 16 prohibits directors and SEC reporting officers from engaging in short sales of the Company’s securities (i.e., a sale of a security not then owned) or taking short positions in Eaton securities. In addition, because short sales and short positions signal an expectation on the part of the seller that the value of the securities will decline, this policy prohibits the Company and all Covered Persons, Family Members, and Related Entities from engaging in short sales of, or taking short positions in, Eaton securities.

8.Hedging Transactions

Hedging transactions (such as prepaid variable forward contracts, equity swaps, collars and exchange funds) hedge or offset, or are designed to hedge or offset, any decrease in the market value of Eaton securities. Covered Persons, Family Members, and Related Entities are prohibited from engaging in any hedging transactions that involve Eaton securities (including hedging with respect to mutual funds or other collective investment vehicles).

9.Pledging

When Company securities are pledged to secure a loan (such as being placed in a margin account), they are subject to automatic forfeiture and sale upon default (including failure to fund a margin call). Further, pledging can erode the alignment of long-term interests between Covered Persons and other Eaton shareholders. Accordingly, Covered Persons, Family Members, and Related Entities are prohibited from directly or indirectly pledging Eaton securities as collateral for a loan, including placing them in a margin account.

10.Standing and Limit Orders
Standing (good until cancelled) and limit orders are orders placed with a broker to sell or purchase stock at a specific price. Standing and limit orders create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. Caution should be used when placing standing or limit orders on Eaton securities. If a standing order or limit order is used, the order should be limited to a short duration and should otherwise comply with the restrictions and procedures outlined in this policy.

Blackout Periods

Quarterly Blackout/Quiet Periods. The Company’s quarterly financial results are material nonpublic information. To help avoid the improper use of that information prior to it becoming publicly available, the Company has adopted quarterly blackout periods.

A separate period will begin on the 15th day (after market close) of each of March, June, September and December, and in each case will extend until the end of the first full trading day after the public release of the Company’s quarterly or annual financial results (“Quarterly Blackout/Quiet Periods”).

During any Quarterly Blackout/Quiet Period, the Company will not make any external, nonpublic comments concerning the financial results for the period in question, including any previously disclosed forecast.

Persons Subject to Regular Quarterly Blackout/Quiet Periods. During any Quarterly Blackout/ Quiet Period, all Preclearance Persons (as defined above), as well as Eaton personnel named on a list maintained by the Company Secretary (which includes those persons holding certain positions or belonging to certain functional teams, and persons with access to the Company’s monthly financial statements and periodic financial plans and forecasts), are prohibited from trading in, or gifting of, Eaton securities. Such individuals will receive written notice from the Company Secretary when a regular Quarterly Blackout/Quiet Period commences.

Notwithstanding the foregoing, the Company or any subsidiary may issue debt securities during any Quarterly Blackout/Quiet Period if, in the opinion of the Chief Legal Officer, the Company is not then in possession of nonpublic information that would be material to a holder of either the Company’s or issuer subsidiary’s debt securities.

Other Blackout Periods. In addition to the Quarterly Blackout/Quiet Periods described above, the Company may also prohibit trading in or gifting of its securities, or in those of other companies, by its officers, directors and key employees during periods when the Company has material nonpublic information that is not timely for disclosure to the public. The Company will send notice of such an event-specific blackout to the affected individuals.

United States securities laws also prohibit trading by directors and officers during any periods when participants in the Eaton Savings Plan and similar plans are temporarily suspended from purchasing, selling or otherwise transferring their interests under those plans in any Company equity securities. The Company will notify its directors and officers if those circumstances should arise.

Other Practices and Procedures

10b5-1 Plans. As a general matter, trades by public company insiders in a company’s securities that are executed pursuant to a plan meeting the requirements of SEC Rule 10b5-1 are not subject to the prohibition on trading on the basis of material nonpublic information. Notwithstanding this regulatory exception, the Company has determined that 10b5-1 plans will not exempt individuals from the provisions of this policy. The Company will, however, continue to evaluate its position in this regard, with a view toward the evolving practical and regulatory environment.

Individual Responsibility. Covered Persons, Family Members and Related Entities subject to this policy have ethical and legal obligations to maintain the confidentiality of information about the Company and not to trade in Eaton securities (or the securities of another company) while in possession of material nonpublic information. In all cases, the ultimate responsibility for adhering to this policy and avoiding improper trading rests with such person, and any action on the part of the Company, the Company Secretary, the Chief Legal Officer, or any other employee or director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. If you violate this policy, the Company may take disciplinary action, including dismissal for cause. You may also be subject to severe legal penalties under applicable securities laws.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or small transactions are not exempted from this policy. The securities laws do not recognize any mitigating circumstances. If your transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight; that is, regulators will have the benefit of knowing how the stock price was affected once the material nonpublic information became public. As a result, before engaging in any transaction, you should carefully consider how your transaction may be viewed in hindsight. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for integrity and ethical conduct.

In the event you receive any inquiry or request for information (particularly financial results and/or projections, including to affirm or deny information about the Company) from any person or entity outside the Company, such as a stock analyst, and it is not part of your regular corporate duties to respond to such inquiry or request, the inquiry should be referred to Investor Relations, which will determine whether such inquiry should also be forwarded to the Chief Legal Officer.

Interpretations. Any requests for interpretation of this policy, including the determination of whether or not particular information is “material” or “nonpublic,” should be referred to the Chief Legal Officer, or in her or his absence, the Company Secretary.